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PROXY COMMUNICATION STATEMENT AND FORWARD LOOKING STATEMENTS:
Biogen Idec and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the company’s 2009 annual meeting of stockholders. Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Biogen Idec in connection with the company’s 2009 annual meeting of stockholders. In addition, Biogen Idec files annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully any proxy statement filed in connection with the company’s 2009 annual meeting of stockholders when it becomes available before making any voting or investment decision. The company’s proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, and Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836 or by e-mail at info@innisfreema.com.
This presentation includes forward-looking statements about estimates of the market potential for our product candidates, our expected filings with regulatory agencies, the anticipated development and timing of programs in our clinical pipeline. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those that we express or imply, including the uncertainty of success in commercializing our products, the occurrence of adverse safety events with our products, competitive pressures, our dependence on collaborations over which we may not always have full control, our ability to attract and retain qualified personnel, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our annual report on Form 10-K and in other reports we file with the SEC.
RESEARCH AND DEVELOPMENT DAY
Biogen Idec
R&D Strategy
Cecil B. Pickett, PhD
Biogen Idec — President, Research & Development
Good afternoon, everyone, and thank you very much for attending our R&D Day. I hope you get a sense today of our pipeline, our overall pipeline. One of the messages that I really would like for you to take home is that there is something more about Biogen Idec than just TYSABRI. And I think you should see that as we go through the pipeline today.
What I thought I would do is just to make some general comments. After being here now two and a half years, some general comments about the strengths of the R&D organization. I’d like to talk a little bit about the strategy that we’ve implemented over the past few years to build our pipeline. And then talk a little bit about some data readouts we’re anticipating, and also some comments about the late-stage pipleine.
I think, as I look at Biogen Idec and the R&D organization, I think we clearly have a world-class biotherapeutic discovery and development organization. If you look at our ability to do cell engineering or protein engineering to generate innovative antibodies or proteins, it’s second to none in the industry. We have a very focused drug discovery and development organization. We focus primarily in Neurology, Immunology, Oncology and Cardiology, and you’ll hear about these therapeutic areas from the presenters after me.
There’s a very strong link here at Biogen Idec between the discovery organization, between clinical development and between the business units, so there’s always I think an eye on the patient and physician as we think about developing innovative new therapies. I think for any organization, this organization has a proven track record of discovering and developing innovative molecules, starting with AVONEX, discovery of RITUXAN and then more recently with the development of TYSABRI. And then finally, I think it’s fair to say again, we are second to none in having extensive biologic manufacturing expertise.
The R&D strategy that we’ve implemented over the past few years is to focus on novel therapeutics to address areas of high, unmet medical need. We have built our pipeline both through our discovery, research engine as well as in-licensing opportunities. We — because of the strong biology at Biogen Idec, many of our molecules are first-in-class molecules in a therapeutic area, but we also have focused on best-in-class molecules where there’s an opportunity either to improve efficacy or safety in a specific class and in a specific therapeutic area.
As I’ve said, we’re experts in biologics, but over the last few years, we’ve also built some expertise in small-molecule drug discovery and development because, as you know, it turns out that some of the targets that you want to intervene with are not on the surface of cells. They tend to be intracellular, and you need small-molecule approaches to do that. And I think having many years of experience in small-molecule development, that with our targeted, specific targeted approaches, we can be competitive with any organization.

So, the idea behind selecting targets, we select targets based on biology and based on the pathophysiology of disease, and once we do that, we rapidly try to get in humans to test the feasibility of whether or not the candidate that we recommend for development is suitable for further development. We then rapidly perform scientifically rigorous proof-of-concept experiments where we can determine, based on data that we generate, a go/no-go decision, and then we execute our Phase 3 registration programs with a global clinical operations infrastructure.
The strategy that we’ve implemented at Biogen Idec has worked. 20 programs are currently in preclinical. We have 5 programs in first-in-human studies, 13 programs at the proof-of-concept stage and 7 programs either in registration or in filing, and you’ll hear about some of these programs during the course of the presentation today.
Our late-stage pipeline has grown considerably over the past couple of years. In the first half of ‘08, we had five programs in our development, our registration pipeline. I’ve listed these here for you. When we exit 2009, I anticipate that we will have nine programs in registration programs.
These will include additions that we added in the second half of ‘08 of ADENTRI, our adenosine 1a receptor antagonist, an IV formulation, you’ll hear from Evan Beckman about that program, a PEGylated form of Interferon Beta, Al Sandrock will update you on the advances we’re making with this PEGylated form. Lixivaptan in heart failure, vasopressin-2 receptor antagonists, again Evan Beckman will update you on that. And in the breakout session, you’ll hear about Daclizumab from Mike Panzara, antibody to the IL-2 receptor.
So again, I think we’ve had significant growth in our registration programs. We have a broad pipeline, and importantly, we have a diverse pipeline at the registration stage, so we are not dependent in a single therapeutic area.
This has recently been validated by Moody’s, who went through 12 companies I’ve listed on this slide and rated the quality of their late-stage pipeline, and it turns out that Biogen Idec is the lead in terms of the quality of the late-stage pipeline. We also were in the first third in terms of pipeline diversity, again a comment I made previously, important to have a diverse, late-stage pipeline so you’re not totally dependent on a single therapeutic area.
We’ve had a number of data readouts over the past 2 years. As in any R&D organization, and I’ve been doing this now for 30-plus years, there is always positive readouts and there’s always going to be negative readouts. I’m not going to go through these on this slide.
I want to draw your attention to 2, Heat shock protein 90 inhibitor where we’ve had positive interim data in a Phase 2a study in gastrointestinal stromal tumors. In the breakout session, you’ll hear about this program and in BIIB — with BIIB14, our adenosine 2a receptor antagonist for the treatment of Parkinson’s disease, we’ve also had positive data readout in an early-stage clinical program. And you’ll hear about this program from Gilmore O’Neill again in the breakout session.
Very interesting molecule, I think many of you are aware there have been no new therapies for the treatment of Parkinson’s disease probably in the last four decades since the Merck Labs actually discovered and developed SINEMET, so this offers a real opportunity to Parkinson’s patients. We have a number of potential data readouts in 2009 and 2010. I’ve listed them here. I won’t go over in detail these. You’ll hear about some of these programs during the course of the day.
A criteria that’s a metric that should be used for innovation in any R&D organization are patent filings and publications. I’ve shown — on this slide, you’ll see our recent patent filings, those applications filed and those applications issued over the past three years and the total number of Biogen Idec patents.
You’ll also see, in 2008 alone, we had 89 peer review publications in a variety of different therapeutic areas. All of these publications, any one you’re interested in, you have access to. You can actually print them out outside, so if any — as you go through and look at the publications, if there’s any specific one you want, you can simply print out outside.
So in summary, my view of this organization and — and I think what you’ll see today is that we have outstanding people at all levels in the R&D organization, and this is really the foundation of any R&D organization is the quality of the people that you have.
We have a robust pipeline with important compounds at all stages of development. The registration programs presented — have presented a challenge to us, and to meet that challenge, one of the things that we’ve done over the past two years is build our global clinical operations infrastructure. We’ve had an annual increase in headcount of about 26% to build that infrastructure to execute these late-stage programs.
We are — we now have a presence in 19 countries, on-the-ground presence, but by the end of 2009 in 19 countries, because as you know, clinical trials have become more difficult and effect — to effectively do, and you consequently — need the ability to really work in a global manner to execute these studies.

And last year was able to recruit in an individual from the Merck Research Labs who’s here, Jorge Guerra, who was their Clinical Trial — who was the head of their Clinical Trial Management within the Merck Labs. And Jorge brings more than 20 years of experience to clinical trials, has been a great addition for us as we operationalize many of these registration programs.
We have world-class expertise, as I said, in discovery and development of biologics and we have built some small-molecule expertise in targeted areas. And I think as you’ll go through the day, our focus for the next several months and year is to focus on executing our clinical trials, to continue to develop compounds and registration programs that I’ve indicated and to move our earlier programs rapidly to proof of concept.
Biogen Idec
Pipeline Summary
Cecil B. Pickett, PhD
Biogen Idec — President, Research & Development
Okay, I think we should probably start. I just have a slide. There are three slides in sort of my deck here. I’m just going to cover the first slide for you.
I hope you liked the interactive breakout session. We decided to do it that way this year and hopefully you could hear from our scientific staff and get a little deeper insights into the programs. I heard from — I got some feedback that you had wished that we would not have done so many programs. We actually pared the number down quite considerably. You’re only looking in that program probably with a third, maybe to a half of the total pipeline, so you’re really just getting a snippet of the pipeline. And we concentrated hard on which programs we were going to show you. So again, hopefully you got something out of that.
The only point I want to make, one more time, this is a company with more than just Tysabri. You’re going to hear about Tysabri, but it’s a company with more than Tysabri. I think we have a robust late, early and discovery pipeline. We’ve significantly improved it over the past three years. There’ve been more than 20 programs that we’ve added to the clinical pipeline since the start of 2007. We’ve also been very active at in-licensing. More than 10 molecules were assessed via business development strategy that we implemented. We have 60 clinical trials ongoing. This is — and this represents more than a fourfold increase in patients enrolled in clinical trials today versus 2007 and 15 indications in these therapeutic areas.
I think we’ve shown you we have seven programs currently in registration studies and filing and 20 programs that are in Phase II or beyond. And we have more than actually 35 preclinical and discovery research programs that are ongoing in the laboratory. So again, I just want to make a point, I think we have a robust pipeline, both late, early and the discovery stage and it’s a company that’s a lot more than just Tysabri, Tysabri, Tysabri.